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                                                                     EXHIBIT 2.7
                               PLAN OF MERGER OF
          DATA SERVICES CORP., FINET, INC. AND INTERCEPT SYSTEMS, INC.
                                 WITH AND INTO
                           THE INTERCEPT GROUP, INC.

  This Plan of Merger (the "Plan") of Data Services Corp. ("Data"), FiNet, Inc. ("FiNet") and InterCept Systems, Inc. ("Systems"), each a Georgia corporation (each a "Subsidiary," and collectively the "Subsidiaries"), with and into The InterCept Group, Inc., a Georgia corporation ("Parent"), is made on this 30th day of January, 1998, pursuant to Section 14-2-1104 of the Georgia Business Corporation Code (the "Code"). Parent and Subsidiaries are sometimes collectively referred to as the "Constituent Corporations."

                                  WITNESSETH:

  WHEREAS, Parent owns all of the outstanding shares of common stock, without par value, of Data, such common stock being the only outstanding class of capital stock of Data, and Parent is therefore deemed to be the "parent corporation" of a "subsidiary corporation" within the meaning of Section 14-2-1104 of the Code; and

  WHEREAS, Parent owns all of the outstanding shares of common stock, no par value, of FiNet, such common stock being the only outstanding class of capital stock of FiNet, and Parent is therefore deemed to be the "parent corporation" of a "subsidiary corporation" within the meaning of Section 14-2-1104 of the Code; and

  WHEREAS, Parent owns all of the outstanding shares of common stock, par value $1.00 per share, of Systems, such common stock being the only outstanding class of capital stock of Systems, and Parent is therefore deemed to be the "parent corporation" of a "subsidiary corporation" within the meaning of Section 14-2-1104 of the Code; and

  WHEREAS, Section 14-2-1104 of the Code authorizes the merger of a "subsidiary corporation" into a "parent corporation" without approval by a vote of the shareholders of the merging corporations, except that the Articles of Incorporation of Data require the shareholders of Data to approve the merger of Data with and into Parent, which approval has been obtained; and

  WHEREAS, Data has presently authorized capital stock of 1,000,000 shares of common stock, without par value ("Data Common Stock"), of which 500 shares are issued and outstanding; Data Common Stock is vested with all the voting rights in such corporation; Parent is the owner of 500 shares of Data Common Stock, constituting 100 percent of the total number of shares of Data Common Stock issued and outstanding; and no rights to acquire any capital stock of Data are outstanding; and

  WHEREAS, FiNet has presently authorized capital stock of 1,000,000 shares of common stock, no par value ("FiNet Common Stock"), of which 6,000 shares are issued and outstanding;

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FiNet Common Stock is vested with all the voting rights in such corporation;
Parent is the owner of 6,000 shares of FiNet Common Stock, constituting 100 percent of the total number of shares of FiNet Common Stock issued and outstanding; and no rights to acquire any capital stock of FiNet are outstanding; and

  WHEREAS, Systems has presently authorized capital stock of 5,000 shares of common stock, par value $1.00 per share ("Systems Common Stock"), of which 927 shares are issued and outstanding; Systems Common Stock is vested with all the voting rights in such corporation; Parent is the owner of 927 shares of Systems Common Stock, constituting 100 percent of the total number of shares of Systems Common Stock issued and outstanding; and no rights to acquire any capital stock of Systems are outstanding; and

  WHEREAS, Parent has presently authorized capital stock consisting of 10,000,000 shares of common stock, without par value ("Parent Common Stock"), of which 1,904,282 shares are issued and outstanding, and 50,000 shares of preferred stock, without par value, of which 30,000 shares are designated "8% Cumulative Preferred Stock, Series A" (the "Series A Preferred Stock"); 4,000 shares of Series A Preferred Stock are issued and outstanding; and Parent Common Stock is vested with all of the voting rights in such corporation; and

  WHEREAS, in connection with the merger and contemporaneously with the execution hereof, certain employees of FiNet, namely, Paul D. England, Jack K. Lance and Jerry McKamey, in order to induce Parent to merge with and into FiNet as set forth in this Plan of Merger, have agreed to amend and restate their employment agreements dated December 17, 1996 with FiNet and to terminate their stock option agreements dated December 31, 1996 with Parent; and

  WHEREAS, the Board of Directors of Parent deems it advisable and for the benefit of each of the Constituent Corporations and their shareholders that Subsidiaries merge into Parent; and

  WHEREAS, the Board of Directors of Parent has by resolution approved this Plan and the merger contemplated herein;

  NOW, THEREFORE, BE IT RESOLVED THAT, the terms and conditions of the merger and the mode of carrying the same into effect are and shall be as follows:

  1. Terms and Conditions of Merger. The terms and conditions of the merger are as follows:

  (a) On the Effective Date (as defined below), each Subsidiary shall be merged with and into Parent (Parent being sometimes referred to as the "Surviving Corporation"), the corporate existence of the Surviving Corporation shall be continued, and thereafter the individual existence of each Subsidiary shall cease.

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  (b) Without limiting the foregoing, upon the Effective Date, the separate existence of each Subsidiary shall cease, and in accordance with the terms of this Plan, the title to any real estate and other property vested in each Subsidiary shall be vested in the Surviving Corporation without reversion or impairment; the Surviving Corporation shall have all the liabilities of each of the Constituent Corporations; and any proceeding pending against any Constituent Corporation may be continued as if the merger did not occur or the Surviving Corporation may be substituted in the proceeding for any Subsidiary. Notwithstanding the foregoing, the parties hereto acknowledge and agree that:
(i) the obligations of the individual shareholders party to (a) that certain Agreement of Share Exchange dated as of June 4, 1996 (the "Share Exchange Agreement"), by and between InterCept Holdings, Inc. (n/k/a/ The InterCept Group, Inc.), Data, Systems and the individual shareholders named therein and
(b) that certain Acquisition and Merger Agreement dated as of November 30, 1996 (the "Prior FiNet Merger Agreement") by and among InterCept Holdings Inc. (n/k/a The InterCept Group, Inc.), Intercept Acquisitions II Inc., FiNet and the individual shareholders named therein shall not be extinguished or merged out of existence, but shall survive the merger and remain independent obligations of such shareholders for the duration specified in the Share Exchange Agreement and Prior FiNet Merger Agreement and (ii) any rights Data, FiNet or Systems has pursuant to the Share Exchange Agreement or Prior FiNet Merger Agreement shall inure to the benefit of the Surviving Corporation.

  (c) The directors and officers of the Surviving Corporation shall continue in office until they resign or until their successors are elected and qualified.

  (d) From and after the Effective Date, the Articles of Incorporation of each Subsidiary shall be deemed repealed, and the Surviving Corporation shall continue to be governed by its existing Articles of Incorporation under the laws of the State of Georgia until such Articles of Incorporation are altered, amended, or repealed as provided by law.

  (e) From and after the Effective Date, the bylaws of each Subsidiary shall be deemed repealed, and the bylaws of the Surviving Corporation shall continue in effect until the same shall be altered, amended, or repealed as therein provided or as provided by law.

  2. Manner and Basis of Converting Shares. The manner and basis for converting the shares of the Constituent Corporations into shares or securities of the Surviving Corporation are as follows:

  (a) Upon the Effective Date of the merger, each share of Data, FiNet and Systems Common Stock outstanding and owned of record by Parent immediately prior to the Effective Date shall be cancelled and retired and all certificates representing such shares shall be cancelled and no cash or securities or other property shall be issued in respect thereof.

  (b) Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue unchanged and shall continue to evidence one share of common stock of the Surviving Corporation.

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  (c) Each share of a Subsidiary's Common Stock held in the treasury of such
Subsidiary immediately prior to the Effective Date of the merger shall, by virtue of the merger and without any action on the part of the holder thereof, be cancelled and retired and cease to exist without any conversion thereof.

  3. Effective Date of Merger. The merger herein contemplated shall be effective as of the time of filing of the Certificate of Merger relating to this Plan by the Secretary of State of Georgia (the "Effective Date").

  4. Required Actions by FiNet Employees. To induce Parent to enter into this Plan of Merger, Paul D. England ("England"), Jack K. Lance ("Lance") and Jerry McKamey ("McKamey") shall execute and deliver to Parent the following documents in a form satisfactory to Parent: (i) Amended and Restated Employment Agreements by and between Parent and each of England, Lance and McKamey, and
(ii) Stock Option Termination Agreements by and between Parent and each of England, Lance and McKamey.

  5. Further Assurances. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of Subsidiaries, the last acting officers of Subsidiaries, or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and do all things necessary or proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Plan.

  6. Reorganization. It is the intention of the parties hereto that the form of the merger contemplated by this Plan shall, with respect to Parent and the Subsidiaries, qualify as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986 for federal income tax purposes.

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  IN WITNESS WHEREOF, the undersigned corporations have executed this Plan of
Merger as of the day and year first above written.

                              DATA SERVICES CORP.
                              A Georgia corporation

                              By:      /s/ Farrell Mashburn
                                     -------------------------------------
                                       Farrell Mashburn, President and
                                       Chief Executive Officer


                              FINET, INC.
                              A Georgia corporation

                              By:      /s/ Paul D. England
                                     -------------------------------------
                                       Paul D. England, President and
                                       Chief Executive Officer

                              INTERCEPT SYSTEMS, INC.
                              A Georgia corporation

                              By:      /s/ John W. Collins
                                     -------------------------------------
                                       John W. Collins, Chairman and
                                       Chief Executive Officer


                              THE INTERCEPT GROUP, INC.
                              A Georgia corporation

                              By:      /s/ John W. Collins
                                     -------------------------------------
                                       John W. Collins, Chairman and
                                       Chief Executive Officer

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